Exhibit 99

For immediate release:	Media Contact:
September 27, 2007	Shreya Prudlo
(212) 733-4889

TWO NEW DIRECTORS ELECTED TO PFIZER BOARD

NEW YORK, September 27 -- Pfizer Inc announced today the election of Suzanne Nora Johnson and James M. Kilts to the Pfizer Board of Directors effective September 27, 2007.

Ms. Johnson, 50, retired as Vice Chairman of The Goldman Sachs Group Inc. in January 2007. She had been with the firm for 21 years in roles ranging from the head of health care investment banking to the head of global research and the Chairman of the Global Markets Institute. Ms. Johnson was cited as one of the most powerful women on Wall Street and listed in Forbes Magazine's 100 Most Powerful Women in the World in 2006.

Ms. Johnson serves as a Director of Intuit and VISA as well as a number of nonprofit organizations including the American Red Cross, the Brookings Institution, the Carnegie Institution of Washington and the University of Southern California.

Ms. Johnson earned her J.D. from Harvard Law School and her Bachelor of Arts from the University of Southern California.

Mr. Kilts, 59, has a distinguished career in business, serving as chief executive officer of three global consumer product companies. He is currently a founding partner of Centerview Partners, a private equity and financial advisory firm, and author of Doing What Matters: How to Get Results that Make A Difference. Previously, Mr. Kilts was Vice Chairman of the Board of The Procter & Gamble Company from 2005-2006. He served as Chairman and Chief Executive Officer of The Gillette Company from 2001 to 2005 and President from 2003-2005 prior to its merger with Procter and Gamble.

Before joining Gillette, Mr. Kilts was President and Chief Executive Officer of Nabisco Group Holdings Corp. from January 1998 until it was acquired in December 2000 by Philip Morris Companies, Inc., now Altria Group Inc.

Mr. Kilts is a member of the Board of Directors of MetLife, Inc., The New York Times Company and MeadWestvaco Corporation. He serves on the Board of Trustees of Knox College and the University of Chicago and is Chairman of the Advisory Council of the University of Chicago Graduate School of Business.

A graduate of Knox College in Illinois, Mr. Kilts received a Master's Degree in Business Administration from the University of Chicago.

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